Exhibit 99.1
Corporate Headquarters
100 Motor Parkway, Suite 160
Hauppauge, NY 11788-5138
Direct Dial: 631-360-9304
Direct Fax: 631-360-9380
brock@bankofsmithtown.net

PRESS RELEASE

Release Date: April 27, 2007

Contact: Ms. Judith Barber	News Contact: Peter Hamilton
Corporate Secretary	Rubenstein Associates (work) 212-843-8015 (home) 631-928-8437 (cell) 516-375-6434

SMITHTOWN BANCORP ANNOUNCES
FIRST QUARTER EARNINGS

Net Income Up 9.75%

Deposits Continue to Grow
at 28% pace

New Coram Branch Growing
Core Deposits Rapidly

Smithtown, NY, April 27, 2007 - Smithtown Bancorp (NASDAQ: SMTB), the parent company of Bank of Smithtown, today announced that the Company had earnings for the first quarter of 2007 of $3,378,713, or $.35 per share. These basic earnings per share reflect a 9.38% increase over the same period last year. Basic earnings per share for the last twelve months now stand at $1.46. These EPS figures have been restated to reflect the 10% stock dividend that was declared by the Company on February 27, 2007, for stockholders of record as of March 16, 2007, and which was paid on April 2, 2007.

Net income for the first quarter grew on a year-over-year basis from $3,078,472 to $3,378,713, an increase of 9.75%.

Deposits continued to grow at a rapid pace during the first quarter. Deposits increased by approximately $62 million, to $954.3 million at quarter-end. This figure represents deposit growth of 6.95% during the first quarter, or 27.79% on an annualized basis. Last year, deposits grew by 28.04%.

The Bank’s new branch in Coram has already begun to contribute significantly to deposit growth. During the first 13 weeks it has been open, the Coram branch collected approximately $14 million in deposits. Furthermore, approximately $12.3 million, or 88%, of the deposits collected have been “core” deposits, that is, checking, savings, money market and NOW accounts.

The Bank has four similarly-styled branches in various stages of development in Nesconset, Huntington, Deer Park and Setauket. The Bank presently expects two of these branches to open during the second half of 2007.

Loan growth was also favorable during the first quarter, although many of the loans booked were not closed until late in the quarter. Loans grew by $41.2 million during the first quarter, to $890.5 million at the end of the period. This figure represents loan growth of 4.86% during the first quarter, or 19.43% on an annualized basis. Last year, loan growth was 21.60%.

The Company’s Chairman & CEO, Brad Rock, commented: “It is not uncommon for us to have slower loan growth during the first quarter than during subsequent quarters. Because more than 25% of our loans are construction loans, we do have some seasonality to our lending, particularly during January and February.” Nonetheless, at the end of the quarter, the Bank had more than $88 million of loans which have been approved, and for which the borrowers have accepted the commitment, but which have not yet closed. At December 31, 2006, the amount of approved but unfunded commitments was $65 million.

Asset quality remained strong. Nonperforming loans were less than .016% of total loans at the end of the quarter.

The net interest margin for the quarter narrowed by 20 basis points to 4.04%. Mr. Rock said: “The contraction of the margin was not the result of any changes in pricing for loans or deposits. The margin narrowed because, for most of the quarter, the growth of deposits significantly outpaced the growth of loans. Therefore, as interest expense increased, interest income was not increasing commensurately. As we progress through the year and close more of the loans that are currently in the ‘pipeline’, we expect the net interest margin to improve and to grow closer to the levels to which we have been previously accustomed.” Last year, the net interest margin was 4.24%. According to the latest figures available from the FDIC, the average net interest margin for the 200 banks doing business in New York State is 3.60%.

Noninterest expenses were higher than usual during the first quarter. The efficiency ratio for the first quarter was 54.94%. Some of the additional expenses were associated with the opening of the new Coram branch. As noted earlier, however, this branch’s rapid growth in core deposits will cause it to become profitable quickly. Some expenses are related to increased regulatory requirements that the Bank must meet because it has crossed the threshold of $1 billion in assets. Finally, the Bank is in the process of converting its core operating software system to a Jack Henry system that has greater capabilities and which will allow the Bank to process larger volumes of work more efficiently in the future. While these regulatory expenses and I.T. expenses will increase noninterest expense during the first half of this year, the Bank’s continued strong growth in deposits and loans should increase net interest income in a manner that will gradually absorb these expenses over the course of the year. Mr. Rock commented: “These expenditures are much like the expenditures we made in 2004 when we opened our new headquarters and operations center. They represent an investment in the future growth of our Company.”

The Company’s return on average equity remained strong. ROE for the last 12 months was 22.10%. The average ROE for the last 12 years is 22.09%.

The price for the Company’s stock was up 5.4% during the first quarter. The Company recently distributed a 10% stock dividend, which was the Company’s sixth stock split or dividend during the past nine years. Over the course of the past 12 years, the value of the Company’s stock has grown at a compounded annual growth rate of 31% per year.

* * *

Forward-Looking Statements

This release and other written materials and statements management may make, may contain forward-looking statements regarding the Company’s prospective performance and strategies within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and is including this statement for purposes of said safe harbor provisions.

Forward-looking statements, which are based on certain assumptions and describe future plans, strategies and expectations of the Company, are sometimes identified by use of the words “plan”, “believe”, “expect”, “intend”, “anticipate”, “estimate”, “project”, or other similar expressions. The Company’s ability to predict results or the actual effects of its plans and strategies is inherently uncertain. Accordingly actual results may differ materially from anticipated results.

Factors that could have a material adverse effect on the operations of the Company and its subsidiaries include, but are not limited to, a change in economic conditions; changes in interest rates, deposit flows, loan demand, real estate values, and competition; changes in accounting principles, policies, or guidelines; changes in legislation and regulation; other risk factors disclosed in the Company’s reports filed with the Securities and Exchange Commission; and other economic, competitive, governmental, regulatory, geopolitical and technological factors affecting the Company’s operations, pricing and services.

Investors are cautioned not to place undue reliance on forward-looking statements as a prediction of actual results. Except as required by applicable law or regulation, the Company undertakes no obligation to republish or revise forward-looking statements to reflect events or circumstances after the date the statements were made or to reflect the occurrences of unanticipated results. Investors are advised, however, to consult any further disclosures the Company makes on related subjects in our reports to the Securities and Exchange Commission.

SMITHTOWN BANCORP, INC.
CONSOLIDATED BALANCE SHEETS
(unaudited)
(in thousands, except share data)

	March 31, 2007	March 31, 2006
ASSETS
Cash and due from banks	$13,941	$12,464
Federal funds sold	47,546	158
Total cash and cash equivalents	61,487	12,622

Investment securities:
Available for sale:
Obligations of U.S. treasury	-	6,924
Obligations of U.S. government agencies	59,084	94,065
Mortgage - backed securities	2,639	4,243
Obligations of state and political subdivisions	8,565	12,644
Other securities	5,135	2,000
Total securities available for sale	75,423	119,876
Held to maturity:
Mortgage - backed securities	31	74
Obligations of state and political subdivisions	293	932
Total securities held to maturity (estimated fair value $327 in 2007 and $1,012 in 2006)	324	1,006
Total investment securities	75,747	120,882

Restricted securities	2,547	4,084

Loans	890,505	745,169
Less: allowance for loan losses	7,414	6,552
Loans, net	883,091	738,617

Bank premises and equipment	22,334	18,352

Other assets
Cash value of bank-owned life insurance	18,385	17,732
Goodwill	2,077	481
Intangible assets	1,471	2,585
Other real estate owned	6,972	-
Other	15,068	12,240
Total other assets	43,973	33,038

Total assets	$1,089,179	$927,595

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities
Deposits:
Demand (non-interest bearing)	$103,100	$107,505
Money market	351,634	254,693
NOW	37,509	34,369
Savings	53,263	45,210
Time	408,813	339,007
Total deposits	954,319	780,784

Dividends payable	356	355
Other borrowings	35,000	63,740
Subordinated debt	18,217	18,217
Other liabilities	11,033	6,176
Total liabilities	1,018,925	869,272

Stockholders' equity
Common stock - $.01 par value (20,000,000 shares authorized at March 31, 2007 and 2006; 11,852,497 shares issued, 9,768,091 shares outstanding at March 31, 2007; 11,826,012 shares issued, 9,753,173 shares outstanding at March 31, 2006)	119	72

Additional paid in capital	4,302	4,162
Retained earnings	76,068	64,847
Accumulated other comprehensive loss	(173)	(696)
	80,316	68,385
Treasury stock (2,051,864 shares at cost)	(10,062)	(10,062)

Total stockholders' equity	70,254	58,323

Total liabilities and stockholders' equity	$1,089,179	$927,595

SMITHTOWN BANCORP, INC.
CONSOLIDATED STATEMENTS OF INCOME
(unaudited)
(in thousands, except share and per share data)

	For the Three Months Ended
	March 31,
	2007	2006
Interest income
Loans	$17,713	$13,713
Federal funds sold	311	153
Investment securities:
Taxable:
Obligations of U.S. treasury	-	61
Obligations of U.S. government agencies	859	853
Mortgage - backed securities	37	58
Other securities	48	22
Subtotal	944	994
Exempt from federal income taxes:
Obligations of state & political subdivisions	79	125
Other interest income	59	47
Total interest income	19,106	15,032

Interest expense
Money market accounts (including savings)	3,535	1,880
Time deposits of $100,000 or more	1,959	1,261
Other time deposits	2,935	2,058
Other borrowings	384	716
Subordinated debt	344	210
Total interest expense	9,157	6,125
Net interest income	9,949	8,907
Provision for loan losses	400	600
Net interest income after provision for loan losses	9,549	8,307

Noninterest income
Trust and investment services	159	120
Service charges on deposit accounts	427	503
Revenues from insurance agency	903	1,021
Net loss on sales of investment securities	-	(11)
Increase in cash value of bank owned life insurance	230	157
Other income	507	594
Total noninterest income	2,226	2,384

Noninterest expense
Salaries	2,992	2,650
Pension and other employee benefits	740	634
Net occupancy expense of bank premises	1,020	873
Furniture and equipment expense	645	538
Amortization of intangible assets	120	246
Other expense	1,128	1,042
Total noninterest expense	6,645	5,983
Income before income taxes	5,130	4,708
Provision for income taxes	1,751	1,630
Net income	$3,379	$3,078

Earnings per share
Basic earnings per share	$0.35	$0.32
Diluted earnings per share	$0.35	$0.32

Cash dividends declared	$0.04	$0.04
Weighted average common shares outstanding	9,766,753	9,752,397
Weighted average common equivalent shares	9,769,936	9,753,255

Comprehensive income	$3,537	$2,983

SMITHTOWN BANCORP, INC.
SELECTED FINANCIAL DATA
(unaudited)
(in thousands, except per share data)

	For the Three Months Ended
	March 31, 2007	March 31, 2006

Basic earnings per share	$0.35	$0.32
Diluted earnings per share	0.35	0.32

Assets	$1,089,179	$927,595
Loans	890,505	745,169
Deposits	954,319	780,784

Return on Average Equity	19.71	21.54
Cash Return on Average Equity (1)	20.18	22.67
Return on Average Tangible Equity (2)	20.82	22.56
Cash Return on Average Tangible Equity (3)	21.30	23.75

Return on Average Assets	1.28	1.38
Cash Return on Average Assets (1)	1.31	1.45
Return on Average Tangible Assets (2)	1.28	1.38
Cash Return on Average Tangible Assets (3)	1.31	1.45

Net Interest Margin	4.04	4.25

Efficiency	54.94	52.98
Efficiency - Cash Basis	54.15	50.84

(1) Excludes amortization of intangibles

(2) Excludes intangible assets

(3) Excludes amortization of intangibles and intangible assets